EXHIBIT 21


                              LIST OF SUBSIDIARIES


                                                         State         Date
      Corporation Name                       % Owned    of Inc.    Incorporated
      ________________                       _______    _______    ____________

DHB Armor Group, Inc.                         100 %       FL         02/04/03
DHB Sports Group Inc.                         100 %       DE         05/02/97
NDL Products Inc.                             100 %       FL         12/16/94
Point Blank Body Armor Inc.                   100 %       DE         01/27/95
Protective Apparel Corporation of America     100 %       NY         01/09/75
Point Blank International S.A.                100 %     Belgium      _______